Exhibit 1U-99.1

FOR IMMEDIATE RELEASE

Park View OZ REIT Announces Revenue Growth in Annual Earnings Report

Boston, MA — May 1, 2025 – Park View OZ REIT (Stock Symbol: PVOZ), the only qualified opportunity fund with publicly traded stock, announced its annual earnings for the 2024 fiscal year.

Park View OZ REIT's earnings report for 2024 shows strong positive momentum. Revenue grew by 1500% in 2024 as compared to 2023. Moreover, the loss per share declined by approximately 85% in 2024 to $0.47 per share from $3.06 a share in 2023. The improved results were largely attributable to having more assets in service during the 2024 fiscal year.

“We remain highly encouraged by the sustained momentum across our business, supported by strong leasing activity and robust demand trends,” says Michael Kelley, CEO of Park View OZ REIT. “Our properties continue to demonstrate that they are highly appealing to renters, this is reflected in our rental income. This performance underscores the quality of our assets, the resilience of our markets, and the effectiveness of our strategic approach to asset management and tenant engagement.”

The fund remains focused on opportunities that deliver both profitability and meaningful community development. The properties acquired are not only delivering financial returns but also enhancing the overall value and vitality of the area in which they’re located.

To access the complete 2024 Annual Report, including financial statements and project highlights, visit parkviewozreit.com/park-view-oz-reit-announces-revenue-growth-in-annual-earnings-report/

About Park View OZ REIT
Park View OZ REIT (PVOZ) is the only Qualified Opportunity Fund (QOF) to offer freely tradable shares of stock. We give all investors access to powerful opportunity zone tax incentives and provide the flexibility needed to create a myriad of tax-efficient wealth management strategies. The proceeds of this offering will be invested in opportunity zone properties throughout the U.S. Our unique structure is highly advantageous for investors with capital gains, facilitating compound tax-efficient growth. For more information about the company, visit www.parkviewozreit.com.

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein concerning, among other things, changes to exchange rates and their impact on the Company, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and are not (and should not be considered to be) guarantees of future performance. Refer to our risk factors set forth in our reports filed on Edgar. The Company disclaims any obligation to update any forward-looking statement made here.

Media Contact:
Grace Anderson
grace@parkviewinv.com
www.parkviewozreit.com

Michael F Kelley

Park View Investments

One Beacon Street

32nd Floor

Boston, MA 02108

617-971-8807

www.parkviewozreit.com

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